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                                                                  EXHIBIT 99.2


FOR IMMEDIATE RELEASE
FINAL - FOR APPROVAL

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
QUARTERDECK MEDIA CONTACTS:                             SYMANTEC MEDIA CONTACTS:
King R. Lee                                                           Amy Savage
(310) 309-4264                                                    (408) 725-2702
                                                            asavage@symantec.com
Frank Greico
(310) 309-4232                                                      Eric DeRitis
                                                                  (650) 596-5800
                                                   Ederitis@miller.shandwick.com

                                                     INVESTOR RELATIONS CONTACT:
                                                                  Shelley Wilson
                                                                  (408) 446-8891
                                                            swilson@symantec.com
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                         SYMANTEC TO ACQUIRE QUARTERDECK


CUPERTINO, CALIF. - OCTOBER 15, 1998 - Symantec Corporation (Nasdaq: SYMC), the world leader in utility software for business and personal computing, today announced it has signed a definitive merger agreement to acquire Quarterdeck Corporation (Nasdaq: QDEK). Under the terms of the agreement, Symantec will commence a cash tender offer for all outstanding shares of Quarterdeck common stock at a net price of $0.52 per share. The purchase price is approximately $65 million, including the assumption of Quarterdeck's outstanding debt. The Boards of Directors of both companies have approved this transaction.

Completion of the tender offer is subject to certain conditions, including the tender of a majority of the Quarterdeck shares, receipt of necessary government approvals and the expiration of applicable waiting periods under the Hart-Scott-Rodino Act. Quarterdeck's revenue for the 12


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Symantec to Acquire Quarterdeck
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months ended June 1998 was approximately $57 million. Symantec expects the tender offer to be completed by the end of November 1998, and expects the transaction to be non-dilutive.

Quarterdeck is a recognized technology leader in the software utilities and communications markets. Symantec's acquisition of Quarterdeck will provide leading edge technologies to complement Symantec's suite of software utilities, remote productivity solutions, and Java development tools.

"This deal will allow us to serve our customers best with Symantec's strong market and channel presence," said King R. Lee, interim president of Quarterdeck. "With Symantec's competitive positioning, strong geographic presence and market leadership, Quarterdeck's leading technologies can be leveraged and offered on a world-class level. We believe our shareholders achieve the best value with this deal."

 "Quarterdeck is an industry pioneer that has developed many market-leading technologies," said Gordon Eubanks, Symantec President and CEO. "We expect to further increase our technical leadership in desktop and enterprise utilities by integrating Quarterdeck's technology with ours, and continuing to deliver superior products to customers under the Norton brand."

ABOUT QUARTERDECK
Quarterdeck Corporation, incorporated in 1982, is a global leader in the development and marketing of PC helpware - software designed to prevent and solve PC performance problems. Quarterdeck's product line addresses storage management, system conflict resolution, virus protection, system updating, and enhanced access to networked information and communications resources. Further information about Quarterdeck can be found at http://www.quarterdeck.com/.


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Symantec to Acquire Quarterdeck
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ABOUT SYMANTEC

Symantec is the world leader in utility software for business and personal computing. Symantec products and solutions help make users productive and keep their computers safe and reliable anywhere and anytime. Symantec offers a broad range of solutions and is acclaimed as a leader in both customer satisfaction and product brand recognition. Symantec is traded on Nasdaq under the symbol SYMC. More information on the company and its products can be obtained at http://www.symantec.com.

FORWARD LOOKING STATEMENT

This press release contains forward-looking statements. There are certain important factors that could cause Symantec and/or Quarterdeck's future development efforts to differ materially from those anticipated by some of the statements made above. Among these are the anticipation of the growth of certain market segments, the positioning of each company's products in those segments, the competitive environment in the software industry, dependence on other products, changes to operating systems and product strategy by vendors of operating systems, and the importance of new Symantec and/or Quarterdeck products. Additional information concerning those and other factors is contained in the "Risk Factors" section of the each company's respective annual report on Form 10-K and their quarterly reports on Form 10-Q for the most recent quarter.

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